EMPLOYEE EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) dated April 12, 2007 and effective as of the 1st day of December, 2006, is entered into by and between Malibu Minerals, Inc., a Nevada corporation (the “Company”), and James Laird (“Employee”).

The Company desires to employ the Employee, and the Employee wishes to accept such employment with the Company, upon the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the foregoing facts and mutual agreements set forth below, the parties, intending to be legally bound, agree as follows:

1. Employment. The Company hereby agrees to employ Employee, and Employee hereby accepts such employment and agrees to perform Employee’s duties and responsibilities in accordance with the terms and conditions hereinafter set forth.

1.1 Duties and Responsibilities. During the Employment Term, Employee is hereby employed as set forth in Exhibit A. During the Employment Term, Employee shall perform all duties and accept all responsibilities incident to such positions and other appropriate duties as may be assigned to Employee by the Company’s Chief Executive Officer, the board of directors of the Company (the “Board of Directors”), or such other person as determined by the Company from time to time. The Company shall retain full direction and control of the manner, means and methods by which Employee performs the services for which he is employed hereunder and of the place or places at which such services shall be rendered. During the Employment Term, Employee shall report directly to the Company’s Board of Directors or such other person as determined by the Company. In furtherance of the foregoing, Employee shall, subject to the direction and instruction of the Board of Directors: (a) devote such amount of hours per week as required by the Board of Directors or such other person as determined by the Company from time to time, and will diligently and to the best of Employee’s ability perform all duties incident to Employee’s employment hereunder; (b) use Employee’s best efforts to promote the interests of the Company; and (c) perform such other duties as the Company may from time to time direct.

1.2 Employment Term. The initial term of Employee’s employment under this Agreement shall commence on December 1, 2006 (the “Effective Date”) and shall continue for 12 months, up to and until November 30, 2007 (the “Employment Term”), and subject to renewal as set forth in this Section 1.2, the subsequent term of Employee’s employment hereunder shall commence on the Renewal Date and shall continue for 12 months or such other period as mutually determined in writing by the Company and the Employee, unless earlier terminated in accordance with Section 4 hereof the (“Subsequent Employment Term”). The term of Employee’s employment shall be subject to renewal at the Company’s sole option for successive one (1) year periods if the Company delivers to the Employee a written notice of its intent to renew the Employment Term, which written notice shall be given no later then fifteen (15) days prior to the expiration of the then-effective Employment Term. “Renewal Date” shall mean the date on which the Company and the Employee shall mutually agree to in writing as the commencement date of any Subsequent Employment Term.

1.3 Extent of Service. During the Employment Term, Employee agrees to use Employee’s best efforts to carry out the duties and responsibilities under Section 1.1 hereof.

1.4 Monthly Salary; Base Salary; Consulting Fees.

(i) The Company shall pay Employee during the Employment Term a salary at the monthly rate of $4,000 (U.S.) for the initial 4 months, and subsequently, a salary at the monthly rate of $2,500, for each month there after up to and until November 30, 2007 (the “Monthly Salary”), which shall be paid on the last business day of each month during the Employment Term. Subject to renewal as set forth in Section 1.2, during the Subsequent Employment Term, the Company and Employee shall mutually agree to in writing of the amount of the base salary that the Company shall pay to Employee, and Employee shall agree to accept, which shall be paid monthly on the last business day of each month during the Employment Term, or as otherwise agreed to by the parties (the “Base Salary”). The Monthly Salary and the Base Salary shall be subject to all state, federal, and local payroll tax withholding and any other withholdings required by law.

(ii) The Company and Employee acknowledge that any form of compensation due to Employee as set forth in this Agreement, including in Sections 1.4 through 1.6, does not include any fees for professional services to be provided to the Company by Employee’s consulting company, amount, terms and payment of which shall be agreed to separately in writing by the Company and Employee.

1.5 Restricted Stock; Retirement of Restricted Stock.

(i) In addition to the Monthly Salary and Base Salary, effective as of August 4, 2006, Employee has received a one-time payment of 10,000,000 shares of restricted common stock, $0.001 par value per share (the “Common Stock”), of the Company (the “Shares”) in consideration of the Employee being the sole founder of the Company. The parties acknowledge that as of the date of this Agreement, Employee owns only 5,000,000 Shares.

(ii) In consideration of the covenants, payments, and agreements set forth in this Agreement and in consideration of the Company proceeding with Completion (as defined in the Acquisition Agreement) of the Acquisition Agreement dated December 29, 2006, entered into by and among the Company, Flex Fuels Energy Limited (“Flex Fuels”), the shareholders of Flex Fuels and the individuals signatories thereto (the “Acquisition Agreement”), receipt of which is hereby acknowledged, Employee hereby irrevocably agrees to before Completion to enter into a stock retirement agreement with the Company in order to retire 4,900,000 Shares of Employee’s holdings, such that immediately before Completion the Employee shall own 100,000 Shares, unless otherwise agreed to mutually in writing by the Company and Employee (“Retirement of Stock”). Notwithstanding, any Retirement of Stock shall be null and void in the event the Completion does not take place as contemplated under the Agreement.

1.6 Reimbursement of Expenses; Vacation; Sick Days and Personal Days. Employee shall be provided with reimbursement of expenses related to Employee’s employment by the Company on a basis no less favorable than that which may be authorized from time to time by the Board, in its sole discretion, for senior level Employees as a group. Subject to renewal as set forth in Section 1.2, during the Employment Term Employee shall be entitled to vacation and holidays in accordance with the Company’s normal personnel policies for senior level Employees, but not less than three (3) weeks of vacation per calendar year, provided Employee shall not utilize more than seven (7) consecutive business days without the express consent of the majority of the members of the Board of Directors. Unused vacation time will be forfeited as of December 31 of each calendar year of the Employment Term. Employee shall be entitled to no more than an aggregate of ten (10) sick days and personal days per calendar year.

1.7 No Other Compensation. Except as expressly provided in Sections 1.4 through 1.6, Employee shall not be entitled to any other compensation or benefits.

2. Confidential Information. Employee recognizes and acknowledges that by reason of Employee’s employment by and service to the Company before, during and, if applicable, after the Employment Term and/or Subsequent Employment Term, Employee will have access to certain confidential and proprietary information relating to the Company’s business, which may include, but is not limited to, trade secrets, trade “know-how,” product development techniques and plans, formulas, customer lists and addresses, financing services, funding programs, cost and pricing information, marketing and sales techniques, strategy and programs, computer programs and software and financial information (collectively referred to as “Confidential Information”). Employee acknowledges that such Confidential Information is a valuable and unique asset of the Company and Employee covenants that he will not, unless expressly authorized in writing by the Company, at any time during the course of Employee’s employment use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation except in connection with the performance of Employee’s duties for the Company and in a manner consistent with the Company’s policies regarding Confidential Information. Employee also covenants that at any time after the termination of such employment, directly or indirectly, he will not use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation, unless such information is in the public domain through no fault of Employee or except when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order Employee to divulge, disclose or make accessible such information. All written Confidential Information (including, without limitation, in any computer or other electronic format) which comes into Employee’s possession during the course of Employee’s employment shall remain the property of the Company. Except as required in the performance of Employee’s duties for the Company, or unless expressly authorized in writing by the Company, Employee shall not remove any written Confidential Information from the Company’s premises, except in connection with the performance of Employee’s duties for the Company and in a manner consistent with the Company’s policies regarding Confidential Information. Upon termination of Employee’s employment, the Employee agrees to return immediately to the Company all written Confidential Information (including, without limitation, in any computer or other electronic format) in Employee’s possession. As a condition of Employee’s continued employment with the Company and in order to protect the Company’s interest in such proprietary information, the Company may require Employee’s execution of a Confidentiality Agreement and Inventions Agreement.

3. Non-Competition; Non-Solicitation.

3.1 Non-Compete. The Employee hereby covenants and agrees that during the Employment Term and Subsequent Employment Term, if any, of this Agreement and for a period of one year following the end of the Employment Term and one year following the end of the Subsequent Employment Term, if any, the Employee will not, without the prior written consent of the Company, directly or indirectly, on his own behalf or in the service or on behalf of others, whether or not for compensation, engage in any business activity, or have any interest in any person, firm, corporation or business, through a subsidiary or parent entity or other entity (whether as a shareholder, agent, joint venturer, security holder, trustee, partner, consultant, creditor lending credit or money for the purpose of establishing or operating any such business, partner or otherwise) with any Competing Business in the Covered Area. For the purpose of this Section 3.1, (i) “Competing Business” means the business of the Company or any of its subsidiaries, whether partially or whole owned, directly or indirectly related to mineral exploration, constructing, owning and managing seed processing facilities, refineries producing bio diesel products (and associated power generation facilities if commercially desirable) and engaging in the business of selling supplying and distributing bio diesel products, and (ii) “Covered Area” means all geographical areas of the United States, the United Kingdom, Canada and other foreign jurisdictions where Company then has offices and/or engages in mineral exploration, constructs, owns or manages seed processing facilities, refineries producing bio diesel products (and associated power generation facilities if commercially desirable) or engage in the business of selling supplying and distributing bio diesel products. Notwithstanding the foregoing, the Employee may own shares of companies whose securities are publicly traded, so long as such securities do not constitute more than five percent (5%) of the outstanding securities of any such company.

3.2 Non-Solicitation. The Employee further agrees that as long as the Agreement remains in effect and for a period of one (1) year from its termination, the Employee will not divert any business of the Company and/or its affiliates or any customers or suppliers of the Company and/or the Company’s and/or its affiliates’ business to any other person, entity or competitor, or induce or attempt to induce, directly or indirectly, any person to leave his or her employment with the Company.

3.3 Remedies. The Employee acknowledges and agrees that his obligations provided herein are necessary and reasonable in order to protect the Company and its affiliates and their respective business and the Employee expressly agrees that monetary damages would be inadequate to compensate the Company and/or its affiliates for any breach by the Employee of his covenants and agreements set forth herein. Accordingly, the Employee agrees and acknowledges that any such violation or threatened violation of this Section 3 will cause irreparable injury to the Company and that, in addition to any other remedies that may be available, in law, in equity or otherwise, the Company and its affiliates shall be entitled to obtain injunctive relief against he threatened breach of this Section 3 or the continuation of any such breach by the Employee without the necessity of proving actual damages.

4. Termination; Cooperation with the Company after Termination.

4.1 By Company. The Company, by action of the Chief Executive Officer or acting by duly adopted resolutions of the Board of Directors, may, in its discretion and at its option, terminate the Employee’s employment with or without Cause, and without prejudice to any other right or remedy to which the Company or Employee may be entitled at law or in equity or under this Agreement. In the event the Company desires to terminate the Employee’s employment without Cause, the Company shall give the Employee not less than sixty (60) days advance written notice. Termination of Employee’s employment hereunder shall be deemed to be “for Cause” in the event that Employee violates any provisions of this Agreement, is guilty of any criminal act other than minor traffic violations, is guilty of willful misconduct or gross neglect, or gross dereliction of his duties hereunder or refuses to perform his duties hereunder after notice of such refusal to perform such duties or directions was given to Employee by the Chief Executive Officer or Board of Directors.

4.2 By Employee’s Death or Disability. This Agreement shall also be terminated upon the Employee’s death and/or a finding of permanent physical or mental disability, such disability expected to result in death or to be of a continuous duration of no less than six (6) months, and the Employee is unable to perform his usual and essential duties for the Company.

4.3 Compensation on Termination. In the event the Company terminates Employee’s employment, all payments under this Agreement shall cease, except for the Monthly Salary and the Base Salary to the extent already accrued. In the event of termination by reason of Employee’s death and/or permanent disability, Employee or his executors, legal representatives or administrators, as applicable, shall be entitled to an amount equal to Employee’s Base Salary accrued through the date of termination. Except during the Employment Term, upon termination of Employee, if Employee executes a written release, substantially in the form attached hereto as Exhibit “B” (the “Release”), of any and all claims against the Company and all related parties with respect to all matters arising out of Employee’s employment by the Company (other than Employee’s entitlement under any employee benefit plan or program sponsored by the Company in which Employee participated), unless the Employment Term expires or termination is for Cause, the Employee shall receive, in full settlement of any claims Employee may have related to his employment by the Company, Base Salary for 30 calendar days from the date of termination, provided Employee is in full compliance with the provisions of Sections 2 and 3 of this Agreement.

4.4 Voluntary Termination. Employee may voluntarily terminate the Employment Term upon sixty (60) days prior written notice for any reason; provided, however, that no further payments shall be due under this Agreement in that event except that Employee shall be entitled to any benefits due under any compensation or benefit plan provided by the Company for Employees or otherwise outside of this Agreement.

4.5 Following termination of this Agreement for any reason (with or without cause), Employee shall fully cooperate with the Company in all matters relating to the winding up of Employee’s Services and the orderly transfer of such matters to any person designated by the Company and shall promptly return to the Company all of the property of the Company and any other materials or information related to the Company, including all work product, whether finished or unfinished, prepared or produced by Employee for the benefit of the Company under this Agreement.

5. Investment Representations.

(i)  Employee Bears Economic Risk. Employee must bear the economic risk of this investment indefinitely unless the Shares are registered pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or an exemption from registration is available. Employee also understands that there is no assurance that any exemption from registration under the Securities Act of 1933 will be available and that, even if available, such exemption may not allow Employee to transfer all or any portion of the shares of the common stock of the Company to be received by Employee pursuant to this Agreement under the circumstances, in the amounts or at the times Employee might propose.

(ii)  Acquisition for Own Account. Employee is acquiring the Shares to be received by Employee pursuant to this Agreement for its own account for investment only, and not with a view towards distribution.

(iii)  Employee Can Protect His Interest. Employee represents that by reason of his business or financial experience, Employee has the capacity to protect his own interests in connection with the transactions contemplated by this Agreement. Further, Employee is aware of no publication of any advertisement in connection with the transactions contemplated by this Agreement.

(iv)  Company Information. Employee has had an opportunity to discuss the Company’s business, management and financial affairs with directors, officers and management of the Company and has had the opportunity to review the Company’s operations and facilities. Employee has also had the opportunity to ask questions of and receive answers from the Company and its management regarding the terms and conditions of this investment.

(v)  Transfer Restrictions. Employee will not sell or otherwise transfer the Shares without registration under the Securities Act or unless an exemption from registration is available.

(vi)  Rule 144. Employee acknowledges and agrees that the Shares to be received by Employee pursuant to this Agreement must be held indefinitely unless it is subsequently registered under the Securities Act or an exemption from such registration is available. Employee is aware that the Shares are “restricted securities,” as such term is defined in Rule 144 promulgated under the Securities Act. Employee has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act as in effect from time to time, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about the Company, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding specified limitations.

(vii)  No Representations or Warranties. No representations or warranties have been made to Employee by the Company or any officer, director, employee, agent, affiliate or subsidiary of the Company other than those contained herein, and in accepting shares of common stock of the Company, Employee is not relying on any representations other than those contained herein.

(viii)  Legend. Employee understands and acknowledges that any shares of common stock of the Company to be received by Employee pursuant to this Agreement shall bear a legend substantially as follows until such time as (a) such securities shall have been registered under the Securities Act, or (b) in the opinion of counsel for the Company such securities may be sold without registration under the Securities Act as well as any applicable state securities laws:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR ANY STATE SECURITIES LAW AND MAY NOT BE PLEDGED, HYPOTHECATED, SOLD OR TRANSFERRED UNLESS REGISTERED AND QUALIFIED UNDER THE SECURITIES ACT AND, IF APPLICABLE, STATE SECURITIES LAWS, OR IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED.”

5. General Provisions.

5.1 Modification: No Waiver. No modification, amendment or discharge of this Agreement shall be valid unless the same is in writing and signed by all parties hereto. Failure of any party at any time to enforce any provisions of this Agreement or any rights or to exercise any elections hall in no way be considered to be a waiver of such provisions, rights or elections and shall in no way affect the validity of this Agreement. The exercise by any party of any of its rights or any of these elections under this Agreement shall not preclude or prejudice such party from exercising the same or any other right it may have under this Agreement irrespective of any previous action taken.

5.2 Notices. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:	Suite 510 - 999 West Hastings Street Vancouver British Columbia Canada A1 V6C 2W2 Attention: James Laird Telephone: Facsimile:

With a copy to:	Sichenzia Ross Friedman Ference LLP 61 Broadway, 32nd Floor New York, NY 10006 Attention: Richard A. Friedman Telephone: (212) 930-9700 Facsimile: (212) 930-9725

If to Employee, to:	Mr. James Laird ______________________ ______________________ Telephone: Facsimile:

Or to such other names or addresses as the Company or Employee, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

5.3 Governing Law. This Agreement and (unless otherwise provided) all amendments hereof and waivers and consents hereunder shall be governed by the internal law of the State of New York, without regard to the conflicts of law principles thereof.

5.4 Further Assurances. Each party to this Agreement shall execute all instruments and documents and take all actions as may be reasonably required to effectuate this Agreement.

5.5 Severability. Should any one or more of the provisions of this Agreement or of any agreement entered into pursuant to this Agreement be determined to be illegal or unenforceable, then such illegal or unenforceable provision shall be modified by the proper court or arbitrator to the extent necessary and possible to make such provision enforceable, and such modified provision and all other provisions of this Agreement and of each other agreement entered into pursuant to this Agreement shall be given effect separately from the provisions or portion thereof determined to be illegal or unenforceable and shall not be affected thereby.

5.6 Successors and Assigns. Employee may not assign this Agreement without the prior written consent of the Company. The Company may assign its rights without the written consent of the Employee, so long as the Company or its assignee complies with the other material terms of this Agreement. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company, and the Employee’s rights under this Agreement shall inure to the benefit of and be binding upon his heirs and executors. The Company’s subsidiaries and controlled affiliates shall be express third party beneficiaries of this Agreement.

5.7 Entire Agreement. This Agreement supersedes all prior agreements and understandings between the parties, oral or written. No modification, termination or attempted waiver shall be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced.

5.8 Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original, and all of which taken together shall constitute one and the same instrument. This Agreement may be executed by facsimile with original signatures to follow.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first written above.

MALIBU MINERALS, INC.

By:	/s/ James Laird
Name: James Laird
Title: Chief Executive Officer

EMPLOYEE:

By:	/s/ James Laird
James Laird

EXHIBIT A

Employee is hereby employed as the Chief Executive Officer, President, acting Chief Financial Officer, Secretary and Treasurer.